Exhibit 99.1

Cognition Therapeutics Reports Third Quarter 2022 Financial Results
and Provides Business Update

- SHINE Alzheimer’s Trial Expands to European Sites -

- SEQUEL Alzheimer’s Trial Awarded Additional NIA Grant to Complete -

- Over 50% of SHIMMER Dementia with Lewy Bodies Study Sites Active -

Purchase, NY – November 14, 2022 – Cognition Therapeutics, Inc. (Nasdaq: CGTX), (the “Company” or “Cognition”) today reported financial results for the third quarter ended September 30, 2022 and provided an update on the company’s business and clinical development progress.

“We continue to advance three Phase 2 clinical trials investigating CT1812 and are highly motivated by the encouraging data from our clinical programs as well as favorable results from complementary approaches being pursued by peers in the industry.” said Lisa Ricciardi, president and CEO of Cognition Therapeutics. “With the prospect of near-term completion of enrollment in SEQUEL, expanded enrollment in the SHINE Alzheimer’s study, and continued progress in the SHIMMER DLB study, we believe we are entering a period of significant clinical progress.”

Cognition’s lead candidate, CT1812, is in development for age-related degenerative diseases and is designed to prevent the binding of toxic oligomers to neurons, thus protecting these sensitive brain cells. Supplemental grant awards from the National Institute of Aging (NIA) are supporting the completion of enrollment in the SEQUEL study and the continuation and completion of the SHINE trial. The company is now expanding enrollment for the ongoing Phase 2 SHINE study into Spain, The Netherlands and the Czech Republic.

Business and Clinical Updates:

•	18 new sites open in the SHIMMER study in DLB with more to be added; all sites expected to be activated by year-end.

•	SHIMMER principal investigator, James E. Galvin, MD, to present Cognition’s DLB study design at Clinical Trials in Alzheimer’s Disease (CTAD) conference in San Francisco in November

•	Presented proteomic data at AAIC 2022 held in August demonstrating a downward shift in disease-relevant biomarkers including YKL-40, a biomarker of inflammation, which is upregulated in Alzheimer’s disease, towards levels observed in healthy, non-demented individuals, supporting a positive impact of CT1812 on disease biology.

•	Cash runway extended into the first half of 2024, inclusive of a $2.14M additional NIA grant awarded for the SEQUEL study.

Q3 2022 Financial Results:

•	Research and development expenses for the third quarter ended September 30, 2022 were $8.3 million compared to $3.7 million in 2021. The increase for 2022 was primarily attributable to an increased phase 2 trial activity, personnel costs, and preclinical program expenses.

•	General and administrative expenses for the third quarter ended September 30, 2022 were $4.4 million compared to $1.6 million in 2021. The increase for 2022 was primarily attributable to an increase in Director & Officer liability insurance, compensation and benefits expenses, professional fees driven by increased audit, tax, and legal services, and stock-based compensation expense.

•	Net loss attributable to common stockholders for the third quarter ended September 30, 2022, was $6.6 million or $0.29 per share. The net loss attributable to common stockholders for the third quarter ended September 30, 2021 was $4.9 million, or $8.12 per share.

•	Grant income for the third quarter ended September 30, 2022 totaled $5.9 million.

•	Cash and cash equivalents at September 30, 2022 were approximately $46.6 million.

•	As of September 30, 2022, a total of $93.6 million of awarded grants remained available to fund our pipeline programs.

About Cognition Therapeutics

Cognition Therapeutics, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of innovative, small molecule therapeutics targeting age-related degenerative disorders of the central nervous system and retina. We are currently investigating our lead candidate CT1812 in clinical programs in Alzheimer’s disease, dementia with Lewy bodies (DLB) and dry age-related macular degeneration (dry AMD). We believe CT1812 and our pipeline of σ-2 receptor modulators can regulate pathways that are impaired in these diseases. We believe that targeting the σ-2 receptor with CT1812 represents a mechanism functionally distinct from other current approaches in clinical development for the treatment of degenerative diseases. More about Cognition Therapeutics and its pipeline can be found at https://cogrx.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our cash and financial resources and our clinical development plans, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition, our ability to secure new (and retain existing) grant funding, our ability to grow and manage growth, maintain relationships with suppliers and retain our management and key employees; our ability to successfully advance our current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; the timing, scope and likelihood of regulatory filings and approvals, including regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the we may be adversely affected by other economic, business or competitive factors; our estimates of expenses and profitability; the evolution of the markets in which we compete; our ability to implement our strategic initiatives and continue to innovate our existing products; our ability to defend our intellectual property; the impact of the COVID-19 pandemic on our business, supply chain and labor force; and the risks and uncertainties described in the “Risk Factors” section of our annual and quarterly reports filed the Securities Exchange Commission. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Cognition Therapeutics

Unaudited Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Consolidated Statements of Operations Data:
Operating Expenses:
Research and development	$8,268	$3,675	$23,884	$12,999
General and administrative	4,357	1,548	10,367	3,791
Total operating expenses	12,625	5,223	34,251	16,790
Loss from operations	(12,625)	(5,223)	(34,251)	(16,790)
Other income (expense):
Grant income	5,947	3,037	18,236	12,375
Change in the fair value of the derivative liability	—	—	—	2,209
Change in the fair value of the Simple Agreements for Future Equity	—	(932)	—	(1,976)
Other (expense) income, net	55	8	(182)	256
Gain on debt extinguishment	—	—	—	443
Interest expense, net	(2)	—	(18)	(894)
Total other income (expense), net	6,000	2,113	18,036	12,413
Net loss	(6,625)	(3,110)	(16,215)	(4,377)
Cumulative preferred stock dividends	—	(1,859)	—	(4,326)
Net loss attributable to common stockholders	$(6,625)	$(4,969)	$(16,215)	$(8,703)
Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(8.12)	$(0.71)	$(14.87)
Weighted-average common shares outstanding, basic and diluted(1)	23,024,026	611,680	22,684,309	585,320

	As of
(in thousands)	September 30, 2022	December 31, 2021
Consolidated Balance Sheet Data
Cash and cash equivalents	$46,610	$54,721
Total assets	53,557	59,137
Total liabilities	14,237	7,864
Accumulated deficit	(110,219)	(94,004)
Total stockholders’ equity	39,320	51,273

Contact Information:

Cognition Therapeutics, Inc.

info@cogrx.com

Aline Sherwood (media)

Scienta Communications

asherwood@scientapr.com

Daniel Kontoh-Boateng / Rosalyn Christian (investors)

Tiberend Strategic Advisors, Inc.

dboateng@tiberend.com / rchristian@tiberend.com